Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Second Quarter 2009 Results
July 23, 2009 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2009.

	Second Quarter Financial Highlights (unaudited)
	Second Quarter	Diluted	Second Quarter	Diluted
	2009	Per Share	2008	Per Share

Sales	$175.5 million		$282.3 million
Gross margin	22.3%		21.7%

Loss from continuing operations	$(18.6) million	$(0.52)	$(42.6) million	$(1.19)
Loss from discontinued operations, net of tax	(4.0) million	(0.11)	(3.3) million	(0.10)

Net loss	$(22.6) million	$(0.63)	$(45.9) million	$(1.29)

Included in the calculation of loss from continuing operations:
Facility closure costs	$0.7 million	$0.01	$0.1 million	$0.00
Asset impairments	$0.5 million	0.01	$10.1 million	0.17
Tax valuation allowance	$6.6 million	0.19	$24.1 million	0.68

		$0.21		$0.85

Adjusted loss from continuing operations	$(11.2) million	$(0.31)	$(12.2) million	$(0.34)

Other metrics:
Adjusted EBITDA	$(5.6) million		$(6.3) million
Cash	$112.1 million		$75.2 million
Cash used	$2.2 million		$6.6 million
“The challenging environment facing the housing industry continued through the second quarter of 2009. National single-family housing starts were 123,700 during the second quarter of 2009, down 36.2 percent from starts of 193,900 during the second quarter of 2008. The national seasonally adjusted annual rate for single-family starts was 470,000 at the end of the current quarter, down 28.2 percent from an annual rate of 655,000 one year ago, and down 74.2 percent from the peak of 1,823,000 in the first quarter of 2006. The severity and prolonged nature of the housing downturn has forced substantial capacity reduction within our industry. Several of our largest competitors filed for bankruptcy protection during the quarter, and we were forced to make the tough decision to discontinue our Ohio operations,” said Floyd Sherman,

Builders FirstSource Reports Second Quarter 2009 Results (continued)
Builders FirstSource Chief Executive Officer. “This decision was not taken lightly, but was made to protect the overall financial health of the company and its remaining 78 locations.”
Mr. Sherman continued, “Our action plan of conserving cash, growing market share, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, and prudently managing credit continues to help us successfully mitigate the impact of the depressed housing market on our operations. For the current quarter our net cash used was only $2.2 million, excluding a $20 million repayment on our revolving credit facility and the $31.8 million federal income tax refund received during the quarter. This is down from net cash used of $6.6 million during the second quarter of 2008, and was achieved on $106.8 million less sales. Market share gains and further penetration into the multi-family and light commercial segments reduced our sales decline compared to the second quarter of 2008 by an estimated 9 percent. From a capacity standpoint, we closed three locations during the current quarter, all related to our Ohio operations. Our average full-time equivalent headcount for the quarter was 3,090, down 40.5 percent from the second quarter of 2008. The reductions in payroll costs coupled with our other cost reductions allowed us to reduce our selling, general and administrative expenses by 32.3 percent, or approximately 98 percent variable with our sales volume decline of 33 percent. Our bad debt expense was $0.6 million for the quarter, down from $1.7 million in the second quarter of 2008.”
Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Although our sales were down $106.8 million from the second quarter of 2008, we were able to reduce our adjusted loss from continuing operations per share to $(0.31) from $(0.34) last year. We accomplished this by increasing our gross margins in a very difficult environment and lowering our selling, general & administrative expenses commensurate with our decline in sales volumes. Gross margins improved to 22.3 percent for the second quarter of 2009, up from 21.7 percent last year and 21.0 percent in the first quarter of 2009. We sacrificed some market share growth to achieve the improvement in gross margins by passing on certain lower gross margin business. Recent bankruptcies and closures in the industry have combined to create excess inventory levels, which in general are depressing market prices. Our selling, general & administrative expenses decreased 32.3 percent, or 98 percent variable with our sales volumes, as we continue to drive operating efficiencies.”
Mr. Horn continued, “We were also successful in protecting our liquidity ending the quarter with $112.4 million in available liquidity, up from $83.5 million in the first quarter of 2009. Not only did we lower our operating losses, but we improved our asset efficiency during the quarter. Our working capital as a percentage of sales dropped to 9.6 percent, excluding cash and income tax receivables, down from 11.3 percent last year. Accounts receivable days decreased to 39.1 days for the quarter from 41.5 days last year. Our inventory turns for the quarter improved to 9.2x from 8.9x last year. Partially offsetting these improvements, accounts payable days fell to 30.8 days from 33.6 days last year due to a shift in sales mix toward installed product sales.”
Second Quarter 2009 Results Compared to Second Quarter 2008
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $175.5 million compared to $282.3 million last year, a decline of $106.8 million or 37.8 percent. Our sales volume dropped an estimated 33 percent compared to an estimated 42 percent decline in housing starts in our markets, signifying a contribution from market share gains and incremental multi-family and light commercial sales of an estimated 9 percent.

Builders FirstSource Reports Second Quarter 2009 Results (continued)
•	Gross margin percentage was 22.3 percent, up from 21.7 percent, a 0.6 percentage point increase. Specifically, our gross margin percentage increased 1.8 percentage points due to price, but decreased 0.9 percentage points due to volume (fixed costs in costs of goods sold) and 0.3 percentage points due to a shift in sales mix toward lower-margin installed product sales.

•	Selling, general and administrative (“SG&A”) expenses decreased $24.0 million, or 32.3 percent. As a percentage of sales, however, SG&A expense increased from 26.3 percent in 2008 to 28.7 percent in 2009, which is reflective of fixed cost items becoming a larger percentage of our SG&A. Average full-time equivalent employees for the second quarter 2009 were 3,090, down 40.5 percent from the second quarter 2008 average. Our salaries and benefits expense, excluding stock compensation expense, fell $13.5 million, or 32.0 percent. This decline was 97 percent variable with our sales volume decline. Delivery expenses fell $4.5 million, or 31.1 percent, Office G&A expenses fell $3.0 million, or 38.0 percent, and bad debt expense fell $1.1 million, or 63.2 percent.

•	An asset impairment charge of $0.5 million on land held for sale was recorded in the current quarter. Impairment charges of $10.1 million in the second quarter of 2008 related to goodwill, customer relationship intangibles, and long-lived assets.

•	Interest expense was $6.1 million in the current quarter, a decrease of $0.2 million from the second quarter of 2008, primarily due to lower interest rates during the current quarter.

•	We recorded tax expense of $0.1 million, or a 1.0 percent tax rate, during the quarter compared to expense of $12.9 million, or a 43.5 percent rate, in the second quarter of 2008. Our benefit for the current quarter was reduced by an after-tax, non-cash valuation allowance of $6.6 million, or $0.19 per share, related to our net deferred tax assets. Absent this valuation allowance, our tax benefit rate would have been 35.2 percent.

•	Loss from continuing operations was $18.6 million, or $0.52 loss per diluted share, compared to a loss of $42.6 million, or $1.19 loss per diluted share. Excluding the valuation allowance, facility closure costs, and asset impairments, our loss from continuing operations per diluted share was $0.31 for the current quarter compared to a loss of $0.34 for the second quarter of 2008. See reconciliation attached.

•	Loss from discontinued operations, which includes the results of our former Ohio and New Jersey operations, represented a loss of $4.0 million, or $0.11 loss per diluted share, for the second quarter of 2009, compared to a loss of $3.3 million, or $0.10 loss per diluted share, for the second quarter of 2008.

•	Net loss was $22.6 million, or $0.63 loss per diluted share, compared to net loss of $45.9 million, or $1.29 loss per diluted share.

•	Diluted weighted average shares outstanding were 35.9 million compared to 35.7 million.

•	Adjusted EBITDA was a loss of $5.6 million compared to a loss of $6.3 million last year. See reconciliation attached.

Builders FirstSource Reports Second Quarter 2009 Results (continued)
Liquidity and Capital Resources
•	Our available cash was $112.1 million at June 30, 2009. We paid down $20 million of borrowings under our revolving credit facility and received a federal income tax refund of $31.8 million during the current quarter. Outstanding borrowings under our revolving credit facility were $20 million at June 30, 2009. Our borrowing availability at June 30, 2009 was approximately $0.3 million.

•	Operating cash flow was $28.8 million compared to $(2.9) million for the second quarter of 2008.

•	Capital expenditures were $0.3 million in the current quarter. Capital expenditures in the second quarter of 2008 were $5.2 million.
Outlook
The company cannot predict the duration of the current market conditions or the strength of future recovery in the housing market. However, we expect the difficult conditions to continue into 2010. Additionally, increased competitive pressure arising from the current conditions could continue to have a negative impact on our gross margins and operating results.
Mr. Sherman concluded, “We expect the difficult housing environment to persist into 2010, but we will continue to execute our proven strategy of conserving liquidity through cost containment programs, prudently managing credit and rationalizing physical capacity and staffing levels, and will continue our efforts to grow market share. We are optimistic that through the consistent execution of our action plan, coupled with over $112 million in cash, we will have adequate liquidity to withstand these challenging industry conditions, and that we will be a stronger, more efficient company when the housing market begins its recovery. Our employees have responded admirably during these trying times, and for this I owe them a tremendous amount of gratitude.”
Conference Call
Builders FirstSource will host a conference call Friday, July 24, 2009, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-228-5287 (U.S. and Canada) and 913-312-1270 (international). A replay of the call will be available from 1:00 p.m. CT July 24, 2009 through July 29, 2009. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8487375. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.

Builders FirstSource Reports Second Quarter 2009 Results (continued)
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contact:
Charles L. Horn	M. Chad Crow
Senior Vice President and Chief Financial Officer	Vice President and Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3500	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)

Sales	$175,482	$282,314	$335,058	$533,107
Cost of sales	136,309	221,102	262,335	415,445

Gross margin	39,173	61,212	72,723	117,662

Selling, general and administrative expenses (includes stock-based compensation expense of $544 and $2,028 for the three months ended in 2009 and 2008, respectively, and $1,981 and $4,134 for the six months ended in 2009 and 2008, respectively)	50,336	74,379	102,398	147,293
Asset impairments	470	10,130	470	10,130
Facility closure costs	695	83	1,149	178

Loss from operations	(12,328)	(23,380)	(31,294)	(39,939)
Interest expense, net	6,092	6,288	13,628	12,753

Loss from continuing operations before income taxes	(18,420)	(29,668)	(44,922)	(52,692)
Income tax expense	134	12,896	2,248	4,080

Loss from continuing operations	(18,554)	(42,564)	(47,170)	(56,772)
Loss from discontinued operations (net of income tax benefit of $0 and $2,079 for the three monthes ended in 2009 and 2008, respectively, and $0 and $3,057 for the six months ended in 2009 and 2008, respectively)	(4,050)	(3,349)	(6,012)	(4,987)

Net loss	$(22,604)	$(45,913)	$(53,182)	$(61,759)

Net loss per share:
Loss from continuing operations	$(0.52)	$(1.19)	$(1.31)	$(1.60)
Loss from discontinued operations	(0.11)	(0.10)	(0.17)	(0.14)

Net loss	$(0.63)	$(1.29)	$(1.48)	$(1.74)

Weighted average common shares:
Basic and diluted	35,904	35,666	35,854	35,563

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended June 30,
	2009		2008
	(dollars in thousands)

Prefabricated components	$35,127	20.0%	$53,967	19.1%
Windows & doors	43,027	24.5%	70,288	24.9%
Lumber & lumber sheet goods	39,480	22.5%	69,624	24.7%
Millwork	18,861	10.7%	30,231	10.7%
Other building products & services	38,987	22.3%	58,204	20.6%

Total sales	$175,482	100.0%	$282,314	100.0%

	Six months ended June 30,
	2009		2008
	(dollars in thousands)

Prefabricated components	$64,080	19.1%	$103,445	19.4%
Windows & doors	82,930	24.8%	135,383	25.4%
Lumber & lumber sheet goods	78,408	23.4%	129,228	24.2%
Millwork	35,338	10.5%	57,163	10.7%
Other building products & services	74,302	22.2%	107,888	20.3%

Total sales	$335,058	100.0%	$533,107	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2009	2008
	(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$112,126	$106,891
Trade accounts receivable, less allowance of $5,421 and $6,194, at June 30, 2009 and December 31, 2008, respectively	78,762	84,984
Other receivables	4,557	41,516
Inventories	58,169	68,868
Other current assets	5,098	8,358

Total current assets	258,712	310,617
Property, plant and equipment, net	72,045	80,374
Goodwill	111,193	111,193
Other assets, net	15,242	18,956

Total assets	$457,192	$521,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$51,336	$35,414
Accrued liabilities	29,864	37,794
Current maturities of long-term debt	46	44

Total current liabilities	81,246	73,252
Long-term debt, net of current maturities	299,159	319,182
Other long-term liabilities	24,633	26,232

	405,038	418,666

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,074 and 36,128 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	359	357
Additional paid-in capital	148,565	146,650
Accumulated deficit	(90,301)	(37,119)
Accumulated other comprehensive loss	(6,469)	(7,414)

Total stockholders’ equity	52,154	102,474

Total liabilities and stockholders’ equity	$457,192	$521,140

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2009	2008
	(in thousands)

Cash flows from operating activities:
Net loss	$(53,182)	$(61,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,523	10,973
Asset impairments	470	10,130
Amortization of deferred loan costs	2,504	1,416
Deferred income taxes	206	20,872
Bad debt expense	1,770	2,014
Net non-cash expense from discontinued operations	745	3,612
Non-cash stock based compensation	1,981	4,134
Net gain on sales of assets	(363)	(941)
Changes in assets and liabilities:
Receivables	41,103	(18,356)
Inventories	10,427	(5,313)
Other current assets	3,260	4,040
Other assets and liabilities	(850)	(805)
Accounts payable	15,922	15,636
Accrued liabilities	(7,930)	(4,593)

Net cash provided by (used in) operating activities	25,586	(18,940)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,934)	(6,458)
Proceeds from sale of property, plant and equipment	1,023	1,979
Proceeds from sale of assets of discontinued operations	649	—

Net cash used in investing activities	(262)	(4,479)

Cash flows from financing activities:
Net payments under revolving credit facility	(20,000)	—
Payments of long-term debt and other loans	(21)	(19)
Deferred loan costs	—	(354)
Exercise of stock options	58	1,809
Repurchase of common stock	(126)	(399)

Net cash (used in) provided by financing activities	(20,089)	1,037

Net change in cash and cash equivalents	5,235	(22,382)
Cash and cash equivalents at beginning of period	106,891	97,574

Cash and cash equivalents at end of period	$112,126	$75,192

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided a detailed explanation of this non-GAAP financial measure in its Form 8-k filed with the Securities and Exchange Commission on July 23, 2009.

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Reconciliation to Adjusted EBITDA:
Net loss	$(22,604)	$(45,913)	$(53,182)	$(61,759)
Reconciling items:
Depreciation and amortization expense	4,775	5,297	9,523	10,973
Interest expense, net	6,092	6,288	13,628	12,753
Income tax expense	134	12,896	2,248	4,080
Net gain on sales of assets	(80)	(547)	(363)	(941)
Loss from discontinued operations, net of tax	4,050	3,349	6,012	4,987
Asset impairments	470	10,130	470	10,130
Facility closure costs	695	83	1,149	178
Severance	369	125	483	414
Stock compensation expense	544	2,028	1,981	4,134

Adjusted EBITDA	$(5,555)	$(6,264)	$(18,051)	$(15,051)

Adjusted EBITDA as percentage of sales	-3.2%	-2.2%	-5.4%	-2.8%

	Three months ended		Three months ended
	June 30, 2009		June 30, 2008
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax

Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(18,554)		$(42,564)
Reconciling items:
Facility closure costs	695	425	83	50
Asset impairments	470	288	10,130	6,197
Tax valuation allowance		6,625		24,110

Adjusted loss from continuing operations		$(11,216)		$(12,207)

Weighted average diluted shares outstanding		35,904		35,666

Adjusted loss from continuing operations per diluted share		$(0.31)		$(0.34)